Exhibit 99.1

                Revenue Increases 25% Over Same Period in 2003

    FREMONT, Calif., Jan. 29 /PRNewswire-FirstCall/ -- AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems today reported its financial results for the Company's first quarter of fiscal 2004, ended December 31, 2003.

    Revenues for the first quarter of fiscal 2004 were $3.6 million, as compared to $3.2 million in the previous quarter, and $2.9 million a year ago. Net loss for the quarter was $46,000 or $0.00 per share, as compared to a net loss of $0.5 million or $0.03 per share in the previous quarter, and a net loss of $1.0 million or $0.07 per share a year ago.

    "Business momentum continued during the December quarter," stated
Gilbert Hu, President and CEO of AltiGen. "With continued focus on expanding our markets through new products and strengthening our worldwide reseller relationships, AltiGen was able to deliver 14% sequential growth. AltiGen's IP communications solutions continue to gain recognition and interest. We are now looking ahead to the important goal of gaining market share and becoming a dominant player in the market segments in which we participate.

    Mr. Hu concluded, "While we are maintaining a cautious approach to our expense structure, AltiGen remains committed to investing in our technology and continued development of a strong reseller and distribution network. We believe this strategy will position the Company for long-term success."

    The Company will conduct a conference call with investment professionals at 2:00 PM Pacific Time (5:00 PM Eastern Time) today, January 29, 2004 to discuss the Company's results of operations for the first quarter. Dial 800-245-3043 to listen in to the call. A live Webcast will also be made available at www.altigen.com and will also be archived for 90 days at this URL.

    About AltiGen

    AltiGen Communications, Inc. is a leading manufacturer of IP Telephony and Contact Center systems. The company designs, manufactures and markets next generation, IP-PBX telephone systems and IP contact centers that use both the Internet and the public telephone network to enable an array of applications that take advantage of the convergence of voice and data communications. AltiGen Communications products are available from authorized resellers. AltiGen's AltiServ has been recognized for excellence with more than 35 industry awards since 1996. Deloitte Touche has named AltiGen, as the 111th fastest growing company in the U.S. AltiGen Communications remains the leading manufacturer of delivered next-generation business telephony for the SMB market and is a certified Microsoft Gold ISV.

    For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP systems in the small to midsize marketplace, the successful entry into the International market, and our progress towards profitability. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to the Company's 10-K for the year ended September 30, 2003. AltiGen assumes no obligation to update the forward-looking information contained in this press release.

                         AltiGen Communications, Inc.
               Condensed Consolidated Statements of Operations
                (Amounts in thousands, except per share data)

                                                       First Quarter Ended
                                                           December 31
                                                      FY 2004        FY 2003
    Net Revenues                                      $3,630         $2,890
    Gross profit                                       2,192          1,560

    Research and development                             828            947
    Selling, general & administrative                  1,435          1,710
    Deferred stock compensation                           --             13

    Operating loss                                      (71)        (1,110)

    Interest and other income, net                        25            125

    Net loss                                           $(46)         $(985)

    Basic and diluted net loss per share             $(0.00)        $(0.07)

    Weighted average shares outstanding               14,116         13,521


                    Condensed Consolidated Balance Sheets
                            (Amounts in thousands)

                                                     Dec. 31,     Sept. 30,
                                                       2003          2003

    Cash and cash equivalents                         $6,111         $8,548
    Short-term investments                             3,376          1,598
    Accounts receivable, net                           1,852          1,521
    Inventories                                          714            910
    Other current assets                                 214            193
    Net property and equipment                           179            245
    Other long-term assets                               245            195
    Total Assets                                     $12,691        $13,210

    Current liabilities                               $2,338         $2,920
    Stockholders' equity                              10,353         10,290

    Total Liabilities and Stockholders' Equity       $12,691        $13,210

SOURCE  AltiGen Communications, Inc.
    -0-                             01/29/2004
    /CONTACT: Phil McDermott, CFO of AltiGen Communications, Inc., +1-510-252-9712, or pmcdermott@altigen.com; or investors, Jason Golz or Quynh Nguyen, qnguyen@fd-us.com, both of Financial Dynamics, +1-415-439-4516, for AltiGen Communications, Inc./
    /Web site:  http://www.altigen.com /
    (ATGN)

CO:  AltiGen Communications, Inc.
ST:  California
IN:  TLS CPR NET
SU:  ERN CCA ERP